SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934

Filed by the Registrant   X
Filed by a party other than the Registrant

Check the appropriate box:
     Preliminary Proxy Statement
     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
 X   Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Under Rule 14a-12


                            Air T, Inc.
        (Name of Registrant as specified in its charter)

  (Name of person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X   No fee required.
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         6(i)(1) and 0-11.

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     (2)  Aggregate  number of securities to  which  transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

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                           AIR T, INC.

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD OCTOBER 14, 2004

To Our Stockholders:

     The annual meeting of stockholders of Air T, Inc. (the "Company") will be held at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina on Thursday, October 14, 2004 at 10:00 a.m. local time, for the purpose of considering and acting on the following matters:

       1.To elect nine directors to serve until their successors are duly elected and qualified;

       2.To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year; and

       3.To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Only stockholders of record as of the close of business on August 16, 2004 are entitled to notice of and to vote at the annual meeting and adjournments thereof. You may examine a list of those stockholders at our principal executive offices at 3524 Airport Road, Maiden, North Carolina 28650, during the 10-day period preceding the annual meeting. Each share of our outstanding common stock will entitle the holder to one vote on each matter that properly comes before the annual meeting.

     The accompanying proxy statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. We encourage you to read this entire document before voting.

     Your vote is important no matter how large or small your holdings may be. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares, and the vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

     The annual report of the Company also accompanies this notice.

                              By Order of the Board of Directors

                              /s/ John J. Gioffre
                              John J. Gioffre
                              Secretary

August 23, 2004




















                   [Intentionally left blank.]




                          Air T, Inc.
                        3524 Airport Road
                  Maiden, North Carolina 28650
                    Telephone (704) 377-2109

                         PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of Air T, Inc. (referred to as the "Company") in connection with the annual meeting of stockholders of the Company to be held on Thursday, October 14, 2004 at 10:00 a.m. at One Independence Center, 101 North Tryon Street, Suite 1900, Charlotte, North Carolina. The proxy is for use at the meeting if you do not attend or if you wish to vote your shares by proxy even if you do attend. You may revoke your proxy at any time before it is exercised by giving a written notice of revocation to the Secretary of
         the Company,
        submitting a proxy having a later date, or appearing at the meeting and requesting to vote in person.

All shares represented by valid proxies and not revoked before they are exercised will be voted as specified. If no specification is made, proxies will be voted "FOR" electing all nominees for director listed on the proxy in Item 1 and "FOR" ratifying Deloitte & Touche LLP as auditors for the 2005 fiscal year. The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the annual meeting. If, however, other matters properly come before the annual meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the annual meeting from time to time, including if there is not a quorum on the date set for the annual meeting.

     This proxy statement, the enclosed proxy card and 2004 Annual Report to Stockholders are being first mailed to our stockholders on or about August 23, 2004. The Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the Securities and Exchange Commission.

     The Company will pay the costs of preparing this proxy statement and of soliciting proxies in the enclosed form. Our employees may solicit proxies, either personally, by letter or by telephone. Our employees will not be specifically compensated for these services.


                        VOTING SECURITIES

     Only stockholders of record at the close of business on August 16, 2004 will be entitled to vote at the annual meeting or any adjournment or adjournments thereof. The number of outstanding shares entitled to vote at the stockholders meeting is 2,657,334. The presence of a majority of the outstanding shares of the Company's Common Stock, par value $.25 per share (the "Common Stock"), represented in person or by proxy at the meeting will constitute a quorum necessary to conduct business at the meeting. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. The ratification of independent auditors, and any other business coming before the meeting, requires the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On such matters, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on votes on these matters.


                    CERTAIN BENEFICIAL OWNERS

     The following table sets forth information regarding the beneficial ownership of shares of Common Stock (determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company as of August 9, 2004 by each person that beneficially owns five percent or more of the shares of Common Stock. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                               Amount of
 Title of                                     Beneficial          Percent
   Class         Name and Address of        Ownership as of         Of
                  Beneficial Owner           August 9, 2004        Class

Common        Walter Clark and Caroline        1,114,216(1)         41.2%
Stock, par    Clark, Executors(1)
value $.25    P.O. Box 488
per share     Denver, North Carolina 28650


_____________________________

(1) Includes 1,051,072 shares controlled by such individuals as the executors of the estate of David Clark, 10,922 shares owned by Walter Clark, 50,000 shares purchasable by Walter Clark under options awarded by the Company and 2,222 shares owned by Caroline Clark.


               PROPOSAL 1 -- ELECTION OF DIRECTORS

     Under the Company's Certificate of Incorporation and bylaws, directors are elected at each annual meeting and hold office until their respective successors are elected and have qualified. The number of directors constituting the Board of Directors has been set at nine by a resolution adopted by the Board of Directors pursuant to the Company's Bylaws. Accordingly, up to nine directors may be elected at the annual meeting. All of the incumbent directors were elected by the stockholders at the last annual meeting.

     The following sets forth certain information with respect to the individuals who have been nominated by the Board of Directors, upon recommendation of its Nominating Committee, for election to the Board of Directors at the annual meeting. Each of the following is currently a director of the Company, other than Dennis A. Wicker. J. Leonard Martin, a current director and officer of the Company, has not been nominated by the Board of Directors, or recommended by the Nominating Committee, solely to permit the Board of Directors to be comprised of a majority of independent directors in accordance with a recently adopted rule of the Nasdaq Small Cap Market, which becomes effective with respect to the Company at the annual meeting.

The Board of Directors recommends a vote "FOR" all of the nominees listed below for election as directors (Item 1 on the enclosed proxy card).

     Walter Clark, age 47, has served as a director, Chairman of the Board of Directors of the Company and Chief Executive Officer since April 1997. Mr. Clark also serves as a director of Mountain Air Cargo, Inc. ("MAC") and CSA Air, Inc. ("CSA") and as the Chief Executive Officer of MAC, President of CSA and Executive Vice President of MAC Aviation Services, LLC ("MACAS"). Mr. Clark was elected a director of the Company in April 1996. Mr. Clark was self-employed in the real estate development business from 1985 until April 1997.

     John J. Gioffre, age 60, has served as Vice President-Finance and Chief Financial Officer of the Company since
April 1984 and as Secretary/Treasurer of the Company since
June 1983. He has served as a director of the Company since March 1987. Mr. Gioffre also serves as Vice-President, Secretary/Treasurer and a director of MAC and CSA, as Chief Financial Officer of MAC and as Vice President-Finance, Treasurer and Secretary of MACAS.

     William H. Simpson, age 57, has served as Executive Vice President of the Company since June 1990, as Vice President from June 1983 to June 1990, and as a director of the Company since June 20, 1985. Mr. Simpson is also the President and a director of MAC and the Chief Executive Officer and a director of CSA.

     Claude S. Abernethy, Jr., age 77, was elected as director of the Company in June 1990. For the past five years, Mr. Abernethy has served as a Senior Vice President of Wachovia Securities, Inc., a securities brokerage and investment banking firm, and its predecessor. Mr. Abernethy is also a director of Wellco Enterprises, Inc.

     Sam Chesnutt, age 70, was elected a director of the Company in August 1994. Mr. Chesnutt serves as President of Sam Chesnutt and Associates, an agribusiness consulting firm. From November 1988 to December 1994, Mr. Chesnutt served as Executive Vice President of AgriGeneral Company, L.P., an agribusiness firm.

     Allison T. Clark, age 48, has served as a director of the Company since May 1997. Mr. Clark has been self-employed in the real estate development business since 1987. Allison Clark and Walter Clark are brothers.

     Herman A. Moore, age 74, was elected a director of the Company in June 1998. Mr. Moore is the president of Herman A.
Moore & Assoc., Inc., a real estate development company.

     George C. Prill, age 81, has served as a director of the Company since June 1982, as Chief Executive Officer and Chairman of the Board of Directors from August 1982 until June 1983, and as President from August 1982 until spring 1984. Mr. Prill has served as an Editorial Director for General Publications, Inc., a publisher of magazines devoted to the air transportation industry, from November 1992 until 2001. From 1979 to 1990,
Mr. Prill served as President of George C. Prill & Associates, Inc., of Charlottesville, Virginia, which performed consulting services for the aerospace and airline industry. Mr. Prill has served as President of Lockheed International Company, as Assistant Administrator of the FAA, as a Senior Vice President of the National Aeronautic Association and Chairman of the Aerospace Industry Trade Advisory Committee.

     Dennis A. Wicker, age 52, has been nominated for election to the Board of Directors at the annual meeting. Mr. Wicker is a member of the law firm of Helms, Mulliss & Wicker PLLC, which he joined in 2001 following eight years of service as Lieutenant Governor of the State of North Carolina. He is a member of the boards of directors of Coca-Cola Bottling Co. Consolidated and First Bancorp.

     During the fiscal year ended March 31, 2004, each director received a director's fee of $500 per month and an attendance fee of $500 is paid to outside directors for each meeting of the board of directors or a committee thereof. Commencing in June 2004, each non-employee director receives a director's fee of $1,000 per month and an attendance fee of $500 for each meeting of the Board of Directors or a committee thereof. Pursuant to the Company's 1998 Omnibus Securities Award Plan (the "Plan") each director who is not an employee of the Company received an option to purchase 1,000 shares of Common Stock at an exercise price of $6.375 per share (the closing bid price per share on the date of stockholder approval of the Plan.) The Plan provides for a similar option award to any director first elected to the board after the date the stockholders approved the Plan. Such options expire ten years after the date they were granted.

     The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee and the Executive Committee. The Audit Committee consists of Messrs. Abernethy, Chesnutt and Moore. The Audit Committee met seven times during the fiscal year. On May 18, 2000, the Board of Directors adopted a charter for the Audit Committee. The Charter was re-approved by the Board of Directors on June 20, 2002 and July 29, 2003 and was revised and approved on August 3, 2004. A copy of the current Charter is included with this Proxy Statement as Annex A and additional copies will be provided to stockholders upon written request to the Secretary of the Company. The principal functions of the Audit Committee, included in the charter, are to select and retain the firm of independent auditors to serve the Company each fiscal year, to review and approve the scope, fees and results of the audit performed by the independent auditors, to review the adequacy of the Company's system of internal accounting controls and the scope and results of internal auditing procedures, to review and periodically discuss with the independent auditor all significant relationships that may affect the auditor's independence, to meet at least quarterly to review the Company's financial results with management and the independent auditors prior to the release of quarterly financial information, to prepare and issue to the Board of Directors annually a summary report suitable for submission to the stockholders and to establish procedures for the receipt, retention and treatment of complaints regarding accounting internal controls and auditing matters, including confidential, anonymous submissions by employees. A copy of the Audit Committee's report for the fiscal year ended March 31, 2004 is included in this Proxy Statement. The Company has certified to NASDAQ the Company's compliance with NASDAQ's audit committee charter requirements and compliance with the new audit committee structure and composition requirements.

     The Compensation Committee consists of Messrs. Abernethy, Chesnutt and Prill. The functions of the Compensation Committee include establishing policies for the compensation of the Company's executive officers and determining the types and amounts of remuneration to be paid to the Company's executive officers. The Compensation Committee met twice during the fiscal year.

     The Nominating Committee consists of Messrs. Abernethy, Chesnutt and Moore. The Nominating Committee was established in July 2004. The Nominating Committee is responsible for evaluating potential nominees for election as directors and recommending nominees to the Board of Directors, as well as recommending the functions and the membership of the committees of the Board of Directors and leading the Board of Directors in an annual self-evaluation. A copy of the charter of the Nominating Committee is attached as Annex B to this proxy statement and additional copies will be provided to stockholders upon written request to the Secretary of the Company. The charter of the Nominating Committee is not currently available on the Company's website. The Nominating Committee does not yet have a policy with regard to consideration of any director candidates recommended by stockholders because it has not had time to develop and consider such a policy given the recency of the establishment of the Nominating Committee. Similarly, the Nominating Committee has not yet developed any minimum qualifications or specified skills or qualities that must be met for recommendation of a nominee by the Nominating Committee. The Nominating Committee anticipates developing such a policy and qualifications prior to the 2005 annual meeting. Mr. Wicker, the only nominee for election to the Board of Directors who is not currently a director of the Company, was recommended to the Nominating Committee by a non-management director.

     The Executive Committee consists of Messrs. Walter Clark, Abernethy, Chesnutt and Prill, and is authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors to the extent permitted by Delaware law and not otherwise specifically delegated to another committee. The Executive Committee met twice during the fiscal year.

     The Board of Directors has determined that none of the nominees for election to the Board of Directors other than Messrs. Walter Clark, Gioffre and Simpson (all members of management) and Mr. Allison Clark (who is Mr. Walter Clark's brother) has any relationship that, in the Board's opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these individuals is "independent" within the meaning of rules of the Nasdaq Small Cap Market that take effect as of the upcoming annual meeting. All of the members of the Company's Audit Committee, Compensation Committee and Nominating Committee are independent directors under these standards. In addition, the Board of Directors has determined that the members of the Audit Committee meet the heightened standards of independence applicable to members of an audit committee.

     During the fiscal year ended March 31, 2004, the Board of Directors met nine times. Each of the directors attended at least 75 percent of the total of the meetings of the Board of Directors and committees thereof on which such director served during such period. The Company does not have a policy with respect to attendance of members of the Board of Directors at the annual meeting of stockholders. Historically, few, if any, stockholders have attended the Company's annual meeting of stockholders other than stockholders who are also officers or employees of the Company. At the annual meeting of stockholders held in 2003, two members of the Board of Directors, who are also officers of the Company, attended the annual meeting of stockholders.

     The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company by each director of the Company and by all directors, nominees and executive officers of the Company as a group as of August 9, 2004. Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, except as otherwise set forth in the notes to the table.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
                                           Shares and Percent of
                                          Common Stock Beneficially
                                          Owned as of August 9, 2004
     Name           Position with         No. of Shares       Percent
                       Company

Walter Clark     Chairman of the           1,111,994(1)        41.0%
                 Board of Directors
                 and Chief Executive
                 Officer

John J. Gioffre  Vice President-           7,780                 *
                 Finance, Chief
                 Financial Officer,
                 Secretary and
                 Treasurer, Director

J. Leonard       Vice President,           100(2)                *
Martin           Director

William H.       Executive Vice            10,309(3)             *
Simpson          President, Director

Claude S.        Director                  23,611                *
Abernethy, Jr.

Sam Chesnutt     Director                  3,100(4)              *

Allison T.       Director                  3,222(4)              *
Clark

Herman A. Moore  Director                  1,000(4)              *

George C. Prill  Director                  46,966(4)            1.7%

Dennis A.        Nominee                   -                     -
Wicker

All directors    N/A                       1,208,082(5)        44.6%
and executive
officers as a
group (9
persons)
__________________________________________

*    Less than one percent.
(1) Includes 1,051,072 shares held by the estate of David Clark, of which Mr. Walter Clark is a co-executor and 50,000 shares under options granted by the Company to Mr. Walter Clark.
(2) Such 100 shares are held by Mr. Martin's spouse of which shares Mr. Martin disclaims beneficial ownership.
(3)  Includes 1,200 shares held jointly with a third party.
(4)  Includes 1,000 shares under options granted by the Company.
(5) Includes an aggregate of 54,000 shares of Common Stock members of such group have the right to acquire within 60 days.

                     EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid during each of the three most recent fiscal years to the Company's Chief Executive Officer, to the other executive officers on March 31, 2004 with total compensation of $100,000 or more and to a former executive officer with total compensation exceeding $100,000 in the fiscal year then ended.

                   SUMMARY COMPENSATION TABLE

                                         Annual Compensation
          Name and Principal     Year
          Position                     Salary ($)(1)  Bonus ($)

          Walter Clark           2004     106,319      66,420
          Chief Executive        2003     105,001        -
          Officer
                                 2002     111,522      52,140

          J. Hugh Bingham(2)     2004     262,009      37,760
          Former President       2003     197,335        -
                                 2002     193,304      52,564

          John J. Gioffre        2004     127,027      49,815
          Vice President         2003     126,767        -
                                 2002     122,058      39,880

          William H. Simpson     2004     199,761      66,420
          Executive Vice         2003     199,705        -
          President
                                 2002     195,364      52,140

___________________________

(1) Includes $6,000 in annual director fees ($4,500 for Mr. Bingham in 2004) and perquisites in aggregate amount no greater than ten percent of the officer's base salary plus bonus.
(2) Mr. Bingham terminated his employment with the Company effective December 31, 2003. In consideration of approximately $300,000, payable in three installments over a one-year period starting January 12, 2004, Mr. Bingham agreed to forego certain retirement and other contractual benefits. Fiscal 2004's salary includes the first $100,000 installment payment under this agreement, which was paid in fiscal 2004. The remaining installments are scheduled to be paid in fiscal 2005.

     The following table sets forth, the number of shares of Common Stock underlying unexercised options at March 31, 2004 held by each of the executive officers listed in the Summary Compensation Table. The table also includes the value of such options at March 31, 2004 based upon the closing bid price of the Company's Common Stock on the Nasdaq Small Cap Market on that date ($5.30 per share) and the exercise price of the options. None of the executive officers listed in this table exercised any options in fiscal 2004.

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                  FISCAL YEAR-END OPTION VALUES

                       Number of Securities        Value of Unexercised
                      Underlying Unexercised       In-The-Money Options
                       Options at FY-End (#)           at FY-End ($)
     Name           Exercisable  Unexercisable  Exercisable  Unexercisable


     Walter Clark      50,000         -          $105,500           -

     J. Hugh             -            -             -               -
     Bingham

     John J.             -            -             -               -
     Gioffre

     William H.        9,000          -            18,990           -
     Simpson

                      EMPLOYMENT AGREEMENTS

     Effective January 1, 1996, the Company and each of its subsidiaries entered into employment agreements with J. Hugh Bingham, John J. Gioffre and William H. Simpson, each of substantially similar form. Each of such employment agreements provides for an annual base salary, which may be increased upon annual review by the Compensation Committee of the Company's Board of Directors. In addition, each such agreement provides for the payment of annual incentive bonus compensation equal to a percentage (2.0%, 1.5% and 2.0% for Messrs. Bingham, Gioffre and Simpson, respectively) of the Company's consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. Payment of such bonus is to be made within 15 days after the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

     The initial term of each such employment agreement expired on March 31, 1999, and the term is automatically extended for additional one-year terms unless either such executive officer or the Company's Board of Directors gives notice to terminate automatic extensions, which must be given by December 1 of each year (commencing with December 1, 1996). As described below, Mr. Bingham has resigned his employment with the Company and his employment agreement has terminated.

     The two remaining employment agreements provide that upon the respective executive officer's retirement, he shall be entitled to receive an annual benefit ($75,000 for Mr. Simpson and $60,000 for Mr. Gioffre), reduced by three percent for each full year that the termination of his employment precedes the date he reaches age 65. The retirement benefits under such agreements may be paid at the executive officer's election in the form of a single life annuity or a joint and survivor annuity or a life annuity with a ten-year period certain. In addition, such executive officer may elect to receive the entire retirement benefit in a lump sum payment equal to the present value of the benefit based on standard insurance annuity mortality tables and an interest rate equal to the 90-day average of the yield on ten-year U.S. Treasury Notes.

     Retirement benefits shall be paid commencing on such executive officer's 65th birthday, provided that such executive officer may elect to receive benefits on the later of his 62nd birthday, in which case benefits will be reduced as described above, or the date on which his employment terminates, provided that notice of his termination of employment is given at least one year prior to the termination of employment. Any retirement benefits due under the employment agreement shall be offset by any other retirement benefits that such executive officer receives under any plan maintained by the Company. In the event such executive officer becomes totally disabled prior to retirement, he will be entitled to receive retirement benefits calculated as described above.

     In the event of such executive officer's death before retirement, the agreement provides that the Company shall be required to pay an annual death benefit to such officer's estate equal to the single life annuity benefit such executive officer would have received if he had terminated employment on the later of his 65th birthday or the date of his death, payable over ten years; provided that such amount would be reduced by five percent for each year such executive officer's death occurs prior to age 65, but in no event more than 50 percent.

     Each of the remaining employment agreements provides that if the Company terminates such executive officer's employment other than for "cause" (as defined in the agreement), such executive officer be entitled to receive a lump sum cash payment equal to the amount of base salary payable for the remaining term of the agreement (at the then current rate) plus one-half of the maximum incentive bonus compensation that would be payable if such executive officer continued employment through the date of the expiration of the agreement(assuming for such purposes that the amount of incentive bonus compensation would be the same in each of the years remaining under the agreement as was paid for the most recent year prior to termination of employment). Each of these agreements further provides that if any payment on termination of employment would not be deductible by the Company under Section 280G(b)(2) of the Internal Revenue Code, the amount of such payment would be reduced to the largest amount that would be fully deductible by the Company.

Resignation of Executive Officer

     Effective December 31, 2003, J. Hugh Bingham, an executive officer and director of the Company, resigned his employment with the Company. In consideration of approximately $300,000, payable in three installments over a one-year period starting January 12, 2004, Mr. Bingham agreed to forgo certain retirement and other contractual benefits for which the Company had previously accrued aggregate liabilities of $715,000.

     The Company also agreed to purchase from Mr. Bingham 118,480 shares of Common Stock held by him (representing approximately 4.3% of the outstanding shares of common stock at December 31,
2003) for $4.54 per share (80% of the January 5, 2004 closing price). The stock repurchase will take place in three installments over a one-year period, starting January 12, 2004, and will total approximately $538,000. All installment payments required to be made in January and July 2004, in the aggregate amount of approximately $359,000, have been made.

                      CERTAIN TRANSACTIONS

     Contractual death benefits for the Company's former Chairman and Chief Executive Officer, David Clark, who passed away on April 18, 1997 are payable by the Company to his estate in the amount of $75,000 per year for 10 years. Walter Clark and Allison Clark are beneficiaries of the estate of David Clark, and Walter Clark is also a co-executor of the estate.

     The Company leases its corporate and operating facilities at the Little Mountain, North Carolina airport from Little Mountain Airport Associates, Inc. ("Airport Associates"), a corporation whose stock is owned by J. Hugh Bingham, William H. Simpson, John
J. Gioffre, the estate of David Clark and three unaffiliated third parties. On May 31, 2001, the Company renewed its lease for this facility, scheduled to expire on that date, for an additional five-year term, and adjusted the rent to account for increases in the consumer price index. Upon the renewal, the monthly rental payment was increased from $8,073 to $9,155. The Company paid aggregate rental payments of $132,960 to Airport Associates pursuant to such lease during the fiscal year ended March 31, 2004. In May 2003 the Company leased additional office space from Airport Associates under terms similar to the above lease at a monthly rental payment of $2,100. The Company believes that the terms of such leases are no less favorable to the Company than would be available from an independent third party.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is charged with establishing the compensation paid to the Company's executive officers, including the individuals named in the Summary Compensation Table

Executive Officer Compensation

     The Compensation Committee has historically sought to establish compensation policies that provide appropriate rewards to the Company's executive officers commensurate with their service with the Company and to provide incentives for superior performance. As described elsewhere in this Proxy Statement, certain of the Company's executive officers are parties to employment agreements, which specify an annual salary rate, which may be increased upon annual review by the Compensation Committee, and annual incentive bonus compensation based on the amount of the Company's consolidated earnings before income taxes and extraordinary items as reported by the Company in its Annual Report on Form 10-K. The Compensation Committee has not made any adjustment in the salary paid to the Company's executive officers, including the executive officers who are parties to these agreements, during the periods covered by the Summary Compensation Table.

     The Company has historically provided for an annual cash bonus to its executive officers equal to an established percentage of the Company's earnings before income taxes and extraordinary items. Potential bonus compensation permits a substantial portion of compensation of executive officers to be tied directly to the Company's overall financial performance. Because of the Company's reported loss for its 2003 fiscal year, no bonuses were paid to executive officers for that fiscal year.

     The Company maintains its 1998 Omnibus Securities Award Plan, which permits the Company, by action of the Compensation Committee, to grant equity-based incentive compensation awards to its employees, including its executive officers. The Compensation Committee last granted awards under this plan in the 2000 fiscal year. In the 2000 fiscal year, the Company awarded 9,000 options to the Executive Vice President and 50,000 options to the Chief Executive Officer. These options expire five and ten years, respectively, after they were awarded. The options awarded to the Chief Executive Officer were fully exercisable on the date of grant, while the options awarded to the Executive Vice President became exercisable on the date of grant with respect to one half of the shares, and exercisable with respect to the remaining half one year after the date of grant. At March 31, 2004, these grants were the only options awarded to executive officers that remained outstanding.

     The Compensation Committee has not determined whether any stock options or other equity-based performance compensation may be awarded in the future.

Compensation of Chief Executive Officer

     The Committee established Mr. Walter Clark's annual salary at $120,000 in January 1998 and has not adjusted his salary since that time. In setting Mr. Clark's salary at that time, the Committee deferred in part to Mr. Clark's request that his compensation be kept relatively low. In setting Mr. Clark's salary, the Compensation Committee used its subjective evaluation of Mr. Clark's performance and responsibilities, the Company's overall performance and his request that his compensation be relatively low. During the fourth quarter of the fiscal year ended March 31, 2002, Mr. Clark unilaterally reduced his annual salary to $96,000. Mr. Clark's 2004 bonus was based on the Company's historical practice of paying a bonus to the Chief Executive Officer equal to two percent of the Company's earnings before income taxes and extraordinary items. No options were awarded in the most recent fiscal year to Mr. Clark in light of awards that had been made in prior years.

      Compensation Committee

     Claude S. Abernethy, Jr.    Sam Chesnutt   George C. Prill



         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the Company's cumulative total shareholder return at the end of the five most recent fiscal years, assuming an investment on March 31, 1999 of $100 in Common Stock and reinvestment of all dividends in Common Stock, along with the cumulative total returns determined on the same basis of a broad-based equity market index -- The Center for Research in Securities Prices (CRSP) Total Return Index for the Nasdaq Stock Market (U.S. Companies) -- and a peer index - the CRSP Nasdaq Trucking & Transportation Index.


GRAPHICS OMITTED


                                       March 31,
                            1999   2000   2001   2002   2003   2004

   Company                 100.0   97.9  122.0  104.3   43.5   163.7

   Nasdaq                  100.0  185.8   74.4   75.0   55.0    81.2

   Nasdaq Trucking &
     Transportation        100.0  111.0   85.1  118.0  104.2   149.7


     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, based solely on review of the copies of reports under Section 16(a) of the Securities Exchange Act of 1934 that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2004 all executive officers, directors and greater than ten-percent beneficial owners have complied with all applicable Section 16(a) filing requirements.

       PROPOSAL 2 -- RATIFICATION OF INDEPENDENT AUDITORS
     The Board of Directors recommends that the stockholders ratify the appointment of Deloitte & Touche LLP to serve as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending March 31, 2005. This firm has served as the independent auditors for the Company since 1983. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2005 (Item 2 on the enclosed proxy card).

Report of the Audit Committee

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors.
Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements as of and for the year ended March 31, 2004. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee also has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor's independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2004 for filing with the Securities and Exchange Commission.

      Audit Committee

     Claude S. Abernethy, Jr.    Sam Chesnutt   Herman A. Moore


Audit Committee Pre-Approval of Auditor Engagements

     It is the policy of the Audit Committee that all audit and permitted non-audit services provided to the Company by its independent auditors are approved by the Audit Committee in advance. In addition, it is the Company's practice that all invoices subsequently submitted by its independent auditors are provided to the Chairman of the Audit Committee prior to payment.

Audit Fees

     The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche, LLP for fiscal year 2004 and 2003 for audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings:

       2003 - $126,176                   2004 - $196,892

Audit-Related Fees

     The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche, LLP for fiscal year 2004 and 2003 for assurance and related services, other than those described above under "-Audit Fees," that are reasonably related to the performance of the audit or review of our financial statements:

       2003 - $32,487                    2004 - $35,903

     Audit-related fees in 2004 included fees associated with the audit of the Company's employee benefit plan and accounting consultations regarding various compliance requirements, including the Sarbanes-Oxley Act of 2002. Audit-related fees for 2003 were primarily associated with the audit of the Company's employee benefit plan and a compliance related matter.

Tax Fees

     For 2003 and 2002, Deloitte & Touche billed the Company the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

       2003 - $44,935                    2004 - $52,135

     Fees for tax compliance totaled $43,225 in 2004 and $37,360 in 2003, and were primarily related to preparation of year-end tax return and associated matters. In addition, fees for tax consulting and advisory services totaled $8,910 in 2004 and $7,575 in 2003, and were related to tax consultation services associated with various state and international tax matters.

All Other Fees

     Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-
X.

                     ADDITIONAL INFORMATION

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER OF THE COMPANY, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, IF SOLICITED BY WRITTEN REQUEST, A COPY OF THE COMPANY'S 2004 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO AIR T, INC., 3524 AIRPORT ROAD, MAIDEN, NORTH CAROLINA 28650, ATTENTION: MR. JOHN J. GIOFFRE, SECRETARY.

                   STOCKHOLDER COMMUNICATIONS

     The Board of Directors has established a process for stockholders and other interested parties to communicate with the Board of Directors or a particular director. Such individual may send a letter to Air T, Inc., Attention: Corporate Secretary, 3524 Airport Road, Maiden, North Carolina 28650. The mailing envelope should contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication." All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary of the Company will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked "Confidential" will be forwarded unopened.

                      STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for inclusion in the Company's proxy statement for the Annual Meeting of Shareholders to be held in 2005 must deliver the proposal to the executive offices of the Company no later than April 25, 2005. Only those proposals that are proper for stockholder action and otherwise proper may be included in the Company's proxy statement. Individuals appointed as proxies in connection with the Annual Meeting of Shareholders to be held in 2005 will have discretion to vote on any proposal presented at the meeting by a shareholder unless the stockholder gives the Company written notice of the proposal no later than July 9, 2005.

                          OTHER MATTERS

     The Board of Directors knows of no other matters that may be presented at the meeting.
                                                          Annex A



                           AIR T, INC.

                     AUDIT COMMITTEE CHARTER
                           (RESTATED)



     There shall be a committee of the Board of Directors to be known as the audit committee.

Role and independence

The audit committee of the board of directors assists the board in fulfilling its responsibility for oversight of:

(1) the quality and integrity of the accounting, auditing and reporting practices of the corporation;

(2) the audits of the corporation's financial statements and the independent auditor's qualifications, independence and performance;

(3) the corporation's systems of internal control over financial reporting;

(4) the corporation's compliance with legal and regulatory requirements;

(5) the performance of the corporation's internal audit function;

and such other duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, and including at least one member who is an "audit committee financial expert" under Securities Exchange Commission regulations if one or more members of the board would qualify as an "audit committee financial expert" and would be eligible to serve on the audit committee. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment and shall meet the independence requirements of the NASDAQ Stock Market applicable to membership on the audit committee.

The committee is expected to maintain free and open communication (including regular private executive sessions) with the independent auditor, the internal auditors and the management of the corporation and to provide each group with full access to the committee (and the board) to report on any and all appropriate matters. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose and to have the corporation pay all reasonable fees of such advisors.

Responsibilities

The audit committee's primary responsibilities include:

     Selecting and retaining the independent accounting firm that audits the financial statements of the corporation and approving the scope of the proposed audit for each fiscal year and the fees and other compensation to be paid therefor. In so doing, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent and the nature and rigor of the audit process and receive and review all reports from management and the current auditor relevant to these determinations.

     Reviewing and periodically discussing with the independent auditor all significant relationships the firm and members of the engagement team have with the corporation and others that may affect the auditor's independence.

     Preapproving all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the corporation by its independent auditor, subject to such exceptions for non-audit services as permitted by applicable laws and regulations. The committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full committee at its next scheduled meeting.

     Providing guidance and oversight to the internal audit function of the corporation, including review of the organization, budget, staffing, plans and results of such activity.

     Reviewing financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments (whether or not recorded) and such other inquiries as may be appropriate. Annually, after satisfactory review by the committee, the company's audited financial statements will be approved by the board of directors for inclusion in the annual report of Form 10-K to be filed with the Securities and Exchange Commission.

     Reviewing with management Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the corporation's annual report on Form 10-K or quarterly report on Form 10-Q, as applicable.

     Discussing with management and the auditors the quality and adequacy of the company's internal controls over financial reporting and reporting processes.

     Discussing with the independent auditor its judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     Reviewing and discussing with management and the independent auditor, as appropriate, earnings press releases, and financial information and earnings guidance provided by the Corporation to analysts and rating agencies.

     Discussing with management, the internal auditors and the independent auditor policies with respect to risk assessment and risk management, significant risks or exposures of the corporation and the steps that have been taken to minimize such risks. It is anticipated that such discussions will include the status of pending litigation, taxation matters and other areas of oversight of the legal and compliance area as may be appropriate.

     Establishing procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal control over financial reporting or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     Approving any letter to be included in the Corporation's annual report or proxy statement that describes the Committee's composition and responsibilities and how they were discharged.

     Reporting on audit committee activities to the full board and issuance annually of a summary report (including appropriate oversight conclusion) suitable for submission to the shareholders.

     Reviewing any "related party transactions," as defined by applicable NASDAQ rules, and determining whether to ratify or approve such transactions.

     Performing any other activities consistent with this charter, the corporation's bylaws and governing law that the committee or the board may deem necessary or appropriate.

     Conducting an annual review of this charter and updating it as appropriate.


Revised and restated as of August 3, 2004.

                                                          Annex B



                           AIR T, INC.

                             CHARTER
                             OF THE
                      NOMINATING COMMITTEE
                    OF THE BOARD OF DIRECTORS

I.   PURPOSE

     The primary function of the Nominating Committee (the "Committee") is to assist the Corporation's Board of Directors in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, and in monitoring a process to assess Board and Board committee effectiveness.

II.  COMPOSITION

     The Committee shall be comprised of three or more directors, appointed by the Board, who meet the independence requirements of applicable regulations, NASDAQ rules and such other criteria as the Board may establish.

     Unless the Board appoints a Chair of the Committee, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet as frequently as circumstances dictate. The Committee may ask members of management or others to attend any meeting and provide information or advice as needed.

IV.  ACTIVITIES

     To fulfill its responsibilities, the Committee shall:

     (1) Make recommendations to the Board regarding the size and composition of the Board and the criteria for the selection of candidates for membership on the Board.

     (2) Oversee the search for individuals qualified to become members of the Board, including by evaluating persons suggested by stockholders or others, and supervise appropriate inquiries into the backgrounds and qualifications of possible candidates.

     (3) Recommend to the Board director nominees to be presented for stockholder approval at each annual meeting of stockholders and to fill any vacancies between annual meetings.

     (4) Monitor and make recommendations to the Board with respect to the functions of the various committees of the Board.

     (5) Recommend to the Board the membership of the various Board committees.

     (6) Develop and recommend to the Board for its approval an annual self-evaluation process for the Board and each of its committees, and oversee the annual self-evaluations.

     (7) Periodically review the frequency, structure and content of Board meetings and recommend changes to the Board as appropriate.

V.   PROCESSES

     After each Committee meeting, the Committee shall report its actions and recommendations to the Board.

     The Committee shall conduct and present to the Board an annual review of its performance. In addition, the Committee shall review this Charter periodically and recommend any proposed revisions to the Board for its approval.

     The Committee shall have the authority to delegate any of its responsibilities to subcommittees. The Committee shall also have the authority to engage a search firm to assist in identifying director candidates and to engage outside counsel and other advisors, in each case as it deems appropriate, and to set the terms (including fees) of all such engagements. The Corporation shall provide for appropriate funding, as determined by the Committee, for paying fees to outside advisors engaged by the Committee.























                   [Intentionally left blank.]













                           AIR T, INC.




            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD OCTOBER 14, 2004
                               AND
                         PROXY STATEMENT












                         AUGUST 23, 2004





                              AIR T, INC.
Revocable Proxy      ANNUAL MEETING OF STOCKHOLDERS
                     to be held on October 14, 2004
      This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Walter Clark, John J. Gioffre and Erlene Geddes as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Air T, Inc. (the "Company") held on record by the undersigned on August 16, 2004, at the annual meeting of shareholders to be held on October 14, 2004 or any adjournment thereof.

1.  ELECTION OF DIRECTORS for terms expiring in 2005

        FOR all nominees listed below               WITHHOLD AUTHORITY
       (except as marked to the contrary below)      to vote for all
                                                    nominees listed below

(INSTRUCTION:  To withhold authority to vote for any nominee(s) strike  a line through the name(s) in the list below.)

      Walter  Clark              John J. Gioffre         William  H.  Simpson
      Claude S. Abernethy, Jr    Sam Chesnutt            Allison T. Clark
      Herman A. Moore            George C. Prill         Dennis A. Wicker

2.PROPOSAL  TO  RATIFY  THE SELECTION OF DELOITTE &  TOUCHE  LLP  as  the
  Company's independent public accountants

                 FOR            AGAINST        ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


   Please sign and date on the reverse side and return in the enclosed postage-paid envelope.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS AND THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AND FOR THE ELECTION OF DIRECTORS UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Meeting and Proxy Statement dated August 23, 2004, and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                         DATED:__________________________, 2004



                                         ______________________________________
                                         Signature

                                         ______________________________________
                                         Signature if held jointly

                                         PLEASE MARK, SIGN, DATE AND
                                         RETURN THE PROXY CARD PROMPTLY
                                         USING THE ENCLOSED POSTAGE-PAID
                                         ENVELOPE












                          Air T, Inc.
                        3524 Airport Road
                  Maiden, North Carolina 28650
                    Telephone (704) 377-2109





To Our Shareholders:


Enclosed for your information and review, please find a copy of Air T, Inc.'s
(AirT): 2004 Annual Report, Notice and Proxy Statement for Annual Meeting of Stockholders to be held October 14, 2004, accompanying proxy card and return envelope.

As detailed in Air T's 2004 Annual Report, the Company reported consolidated net earnings of $1,738,000 for fiscal 2004, compared to a consolidated net loss of $1,224,000 for fiscal 2003. Fiscal 2004's net earnings were comprised of $2,164,000 in earnings from continuing operations, offset by a $426,000 loss from discontinued operations. Fiscal 2003's net loss was comprised of a $1,590,000 loss from discontinued operations, offset by $366,000 in earnings from continuing operations.

During the fourth quarter of fiscal 2003 the Company decided to dispose of its aviation services business segment, closing on the sale of its assets in August 2003. The Company's financial statements reflect this segment as a discontinued operation.

The Company's continuing operations operate in two business segments, providing overnight air cargo services to the air express delivery industry and aviation ground support and other specialized equipment products to airlines, airports, the military and industry.

The accompanying Proxy Statement provides you with a summary of the proposals on which our stockholders will vote at the annual meeting. Your vote is important regardless of the number of shares you hold. To ensure your representation at the meeting, please complete, sign, date and return your enclosed proxy card as soon as possible in the postage-paid envelope provided. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares, and the vote cannot be cast unless you provide instructions to your broker. You should follow instructions provided by your broker regarding how to instruct your broker to vote your shares. If you choose to attend the annual meeting, you may revoke your proxy and personally cast your votes at the annual meeting.

Shareholder matters, including a transfer of shares, missing stock certificates or changes of address can be directed to the Company's transfer agent at the following address and telephone number:

				Wachovia Bank, N.A.
				Corporate Trust Client Services NC-1153
				1525 West W. T. Harris Blvd. - 3C3
				Charlotte, NC  28262-8522

				Telephone Number: 1-800-829-8432

If you should have a question or require an additional copy of the above reports, please contact me directly at 828-464-8741 extension 215.

Sincerely,



John J. Gioffre
Secretary

Enclosures